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                                                                 Exhibit (l)(12)
                               PURCHASE AGREEMENT


                  The ARCH Fund, Inc. (the "Fund"), a Maryland corporation with transferable shares, and BISYS Fund Services Ohio, Inc. ("BISYS Ohio"), an Ohio corporation, hereby agree with each other as follows:

                  1. The Fund hereby offers BISYS Ohio and BISYS Ohio hereby purchases ten (10) shares of Class T common stock representing interests in the Conning Money Market Portfolio (the "Portfolio") at a price of $1.00 per share (such shares of common stock in the Portfolio being hereinafter known as the "Shares"). BISYS Ohio hereby acknowledges the purchase of the Shares and the Fund hereby acknowledges receipt from BISYS Ohio of funds in the amount of $10.00 in full payment for the Shares.

                  2. BISYS Ohio represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 11th day of February, 1999.


                                            THE ARCH FUND, INC.

                                               By: /s/ Jerry V. Woodham
                                                  ---------------------------
                                            Title:  President


                                            BISYS FUND SERVICES OHIO, INC.


                                               By:  /s/ J. David Huber
                                                  ---------------------------
                                            Title:   President